UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                     FORM 8K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): November 18, 2005

                        Commission File Number: 333-11625

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                       CAPITAL ALLIANCE INCOME TRUST LTD.,
                         A REAL ESTATE INVESTMENT TRUST

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             (Exact name of registrant as specified in its charter)



                  Delaware                                      94-3240473
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(State or other Jurisdiction                                 (I.R.S. Employer
    of incorporation)                                     Identification Number)

    100 Pine Street
    Suite 2450
    San Francisco, California                                     94111
    (Address of principal executive office)                     (zip code)

                                 (415) 288-9575
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CRF
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(d) under the Exchange
    Act (17 CRF 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CRF 240.13e-4(c))

Item 8.01          Other Event

On November 18, 2005, Capital Alliance Income Trust, Ltd. announced its third quarter earnings. A copy of the press release is attached as Exhibit 99.1.

Exhibit 99.1       Press release dated November 18, 2005.


Press Release
                       CAPITAL ALLIANCE INCOME TRUST LTD.
                      ANNOUNCES EARNINGS FOR THIRD QUARTER

SAN FRANCISCO - (BUSINESS WIRE) - November 18, 2005 - Capital Alliance Income Trust Ltd. ("CAIT") (AMEX: CAA-News) a residential mortgage REIT, operating both mortgage investment and mortgage banking businesses, announced a net loss of $85,721 ($(0.21) basic and diluted per share) for the three months ended September 30, 2005 and a net loss of $108,203 ($(0.63) basic and diluted per share, after Preferred Dividends) for the nine months ended September 30, 2005, as compared to net income of $80,750 ($0.05 basic and $0.04 diluted per share, after Preferred Dividends) and $573,657 ($0.78 basic and $0.67 diluted per share, after Preferred Dividends), respectively, for the like periods in 2004. Revenues were $587,689 for the three months ended September 30, 2005 and $1,706,394 for the nine months ended September 30, 2005, as compared to $515,608 and $1,727,536 for the like periods in 2004.

CAIT's Board of Directors announced the following regarding dividends and dividend policy: o The Preferred Share Dividend for September, October, November and December 2005 will be omitted; o The Common Share Dividend for the 4th quarter of 2005 will be omitted; o Going forward, the declaration of the Preferred Share Dividend will coincide with the quarterly review of the Common Share
         Dividend using the prior quarters' operating results in the Board's deliberations.

The omission of dividends during the last two quarters was done primarily to prevent a return of capital.

         CAIT's reduced earnings can be attributed to a combination of factors. Even though aggregate revenues increased to $587,689 for the quarter ended September 30, 2005 compared to $515,608 for the quarter ended September 30, 2004, due to a larger loan portfolio, the weighted average yield from the total loan portfolio declined to 10.96% versus 12.04% one year earlier. This reduction in weighted average yield from the loan portfolio, coupled with an approximate 2.00% increase in the weighted average cost of borrowing by CAIT has resulted in the compression of margins during the last 12 months, thereby significantly reducing September, 2005 quarterly net income compared to one year earlier. In addition, a shorter weighted average maturity in the loan portfolio has accelerated the expensing of certain capitalized loan origination costs.

         Going forward, management believes that, since long term mortgage rates have now begun to rise, CAIT's weighted average yield on its loan portfolio should stabilize. Management is also restructuring CAIT's financing arrangements that will result in a reduction in the weighted average cost of borrowings, thereby helping to restore margins. These changes should start to take effect in the fourth quarter, 2005 with their full impact being realized in the first and second quarters of 2006. Finally, management is reviewing alternatives to reduce overall CAIT overhead expenses and to restructure CAIT operations. Alternatives being reviewed should have the effect of sharpening CAIT's focus on its core portfolio lending business.

CAIT is a specialty residential lender, which originates and invests in conforming and high-yielding, residential mortgage loans on one-to-four-unit-residential properties located primarily in California and other western states. It also originates loans for sale to investors, on a whole-loan basis for cash through its mortgage banking subsidiary, Capital Alliance Funding Corporation. All loans with a combined loan-to-value ratio of greater than 75% of the collateral's appraised value at the time of funding are pre-sold into the secondary market. Only residential loans with a combined loan-to-value of 75% or less are retained in CAIT's portfolio of mortgage investments.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unforeseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations for fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:      Capital Alliance Income Trust Ltd., San Francisco
              Richard J. Wrensen, EVP & CFO - 415/288-9575 rwrensen@calliance.com www.calliance.com



                                   SIGNATURES
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                  CAPITAL ALLIANCE INCOME TRUST, LTD.,
                  A Real Estate Investment Trust


Dated: November 18, 2005                By: /s/ Richard Wrensen
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                                            Richard J. Wrensen,
                                            Chief Financial Officer